I, James W. McLeod, P. Geo do hereby certify as follows:

1.0 I am currently self-employed as a Consulting Geologist with an office located at 5382 Aspen Way, Delta, British Columbia, V4K 3S3, Canada.

2.0 I am a graduate of the University of British Columbia (1969), B.Sc (Major Geology).

3.0 I am a member in good standing of the Association of Professional Engineers and Geoscientists of British Columbia, with membership number 18712 and a Fellow of the Geological Association of Canada.

4.0 I have worked as a geologist for a total of 36 years since graduation.

5.0 I have read the definition of "qualified person" set out in National Instrument 43-101 ("NI 43-101") in Canada and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a "qualified person" for the purposes of NI 43-101.

6.0 I am responsible for the preparation of sections 1 to 19 of the technical report titled "Review and Recommendations, Lucky Strike Mineral Claim, Similkameen Region, Jura, B.C. Project Area, British Columbia, Canada." Dated April 10, 2006 (the Technical Report") relating to the Lucky Strike property.

7.0 I have had prior involvement in the general area and specifically the area south of the Lucky Strike mineral claim from 1968 until the present.

8.0 I am not aware of any material facts or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.

10.0 I am independent of the issuer and have neither interest in the Lucky Strike mineral claim nor Nilam Resources Inc.

11.0 I have read National Instrument 43-101 and Form 43-101F1, and the Technical Report has been prepared in compliance with that instrument.

12.0 I consent to the filing of the Technical Report with any stock exchange and other regulatory authority and any publication by them, including electronic publication in the public company files on their websites accessible by the public, of the Technical report.

Dated at Delta, British Columbia this 10th Day of April, 2006.

James W. McLeod, P. Geo.
Qualified Person